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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          INFORMATION ADVANTAGE, INC.,

                             IQ SOFTWARE CORPORATION

                                       and

                                IAC MERGER CORP.


                                  June 29, 1998


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                                TABLE OF CONTENTS

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ARTICLE I  THE MERGER........................................................................1

        1.1  Effective Time of the Merger....................................................1
        1.2  Closing.........................................................................2
        1.3  Effects of the Merger...........................................................2
        1.4  Director of the Company.........................................................2

ARTICLE II  CONVERSION OF SECURITIES.........................................................2

        2.1  Conversion of Capital Stock.....................................................2
        2.2  Exchange of Certificates........................................................3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........................6

        3.1  Organization of Parent and Merger Sub...........................................6
        3.2  Parent Capital Structure........................................................7
        3.3  Authority; No Conflict; Required Filings and Consents...........................8
        3.4  SEC Filings; Financial Statements...............................................9
        3.5  No Undisclosed Liabilities......................................................9
        3.6  Absence of Certain Changes or Events............................................9
        3.7  Taxes..........................................................................10
        3.8  Properties.....................................................................10
        3.9  Intellectual Property..........................................................11
        3.10  Agreements, Contracts and Commitments.........................................11
        3.11  Litigation....................................................................11
        3.12  Environmental Matters.........................................................12
        3.13  Employee Benefit Plans........................................................12
        3.14  Compliance With Laws..........................................................13
        3.15  Accounting and Tax Matters....................................................13
        3.16  Registration Statement; Proxy Statement/Prospectus............................13
        3.17  Labor Matters.................................................................14
        3.18  Insurance; Risk Management....................................................14
        3.19  Opinion of Financial Advisor..................................................14
        3.20  Interim Operations of Merger Sub..............................................14

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................14

        4.1  Organization of the Company....................................................15
        4.2  The Company Capital Structure..................................................15
        4.3  Authority; No Conflict; Required Filings and Consents..........................16
        4.4  SEC Filings; Financial Statements..............................................17
        4.5  No Undisclosed Liabilities.....................................................17
        4.6  Absence of Certain Changes or Events...........................................18
        4.7  Taxes..........................................................................18
        4.8  Properties.....................................................................20
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        4.9  Intellectual Property..........................................................20
        4.10  Agreements, Contracts and Commitments.........................................21
        4.11  Litigation....................................................................21
        4.12  Environmental Matters.........................................................21
        4.13  Employee Benefit Plans........................................................22
        4.14  Compliance With Laws..........................................................23
        4.15  Accounting and Tax Matters....................................................23
        4.16  Registration Statement; Proxy Statement/Prospectus............................23
        4.17  Labor Matters.................................................................24
        4.18  Insurance; Risk Management....................................................24
        4.19  No Existing Discussions.......................................................24
        4.20  Opinion of Financial Advisor..................................................24
        4.21  Insider Trading Policies and Practices........................................24

ARTICLE V  COMPANY COVENANTS................................................................25

        5.1  Access and Investigation.......................................................25
        5.2  Operation of the Company's Business............................................25
        5.3  Irrevocable Proxies............................................................27
        5.4  Reseller Agreement.............................................................27
        5.5  Employment Agreement...........................................................27

ARTICLE VI  PARENT AND MERGER SUB COVENANTS.................................................27

        6.1  Access and Investigation.......................................................27
        6.2  Operation of the Parent's Business.............................................27

ARTICLE VII  ADDITIONAL AGREEMENTS..........................................................28

        7.1  Cooperation....................................................................28
        7.2  No Solicitation................................................................28
        7.3  Proxy Statement/Prospectus; Registration Statement.............................29
        7.4  Nasdaq Quotation...............................................................29
        7.5  Stockholders' Meetings.........................................................29
        7.6  Legal Conditions to Merger.....................................................30
        7.7  Public Disclosure..............................................................31
        7.8  Tax-Free Reorganization........................................................31
        7.9  Pooling Accounting.............................................................31
        7.10  Affiliate Agreements..........................................................31
        7.11  Nasdaq Quotation..............................................................32
        7.12  Stock Plans...................................................................32
        7.13  Brokers or Finders............................................................33
        7.14  Letter of the Company's Accountants...........................................33
        7.15  Letter of Parent's Accountants................................................33
        7.16  Schedules.....................................................................34
        7.17  Indemnification...............................................................34

ARTICLE VIII  CONDITIONS TO MERGER..........................................................34

        8.1  Conditions to Each Party's Obligation to Effect the Merger.....................34
        8.2  Additional Conditions to Obligations of the Company............................35
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        8.3  Additional Conditions to Obligations of Parent and Merger Sub..................36

ARTICLE IX TERMINATION AND AMENDMENT........................................................38

        9.1  Termination....................................................................38
        9.2  Effect of Termination..........................................................39
        9.3  Fees and Expenses..............................................................39
        9.4  Non-Solicitation of Employees..................................................40
        9.5  Amendment......................................................................40
        9.6  Extension; Waiver..............................................................40
        10.1  Nonsurvival of Representations, Warranties and Agreements.....................40
        10.2  Notices.......................................................................41
        10.3  Interpretation................................................................41
        10.4  Counterparts..................................................................42
        10.5  Entire Agreement; No Third Party Beneficiaries................................42
        10.6  Governing Law.................................................................42
        10.7  Assignment....................................................................42

ARTICLE X  MISCELLANEOUS....................................................................42



Exhibit A                 -  Stock Option Agreement
Exhibit B                 -  Form of Voting and Proxy Agreement
Exhibits C-1 and  C-2     -  Forms of Affiliate Agreements
Exhibit D                 -  Form of Legal Opinion from Parent's Counsel
Exhibit E                 -  Form of Legal Opinion from the Company's Counsel


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                          AGREEMENT AND PLAN OF MERGER


            This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated June 29, 1998, is by and among Information Advantage, Inc., a Delaware corporation ("Parent"), IQ Software Corporation, a Georgia corporation (the "Company"), and IAC Merger Corp., a Georgia corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub").

            WHEREAS, the Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent combine in order to advance the long-term business interests of the Company and Parent;

            WHEREAS, the Company, Merger Sub and Parent intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the Georgia Business Corporation Code (the "GCC");

            WHEREAS, upon the closing of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent (the Company, from and after the Merger, is sometimes referred to herein as the "Surviving Corporation");

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent to enter into this Agreement, Parent and the Company have entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company granted Parent an option to purchase shares of common stock of the Company under certain circumstances;
            WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                              ARTICLE I THE MERGER

            1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the GCC (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Georgia, for filing, as provided in the GCC, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

            1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the Company and Parent, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 8.1, 8.2 and 8.3 (the "Closing Date"), at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, unless another date, place or time is agreed to in writing by the Company and Parent.

            1.3 Effects of the Merger. At the Effective Time (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to together as the "Constituent Corporations"), (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iii) the directors and officers of the Surviving Corporation immediately after the Merger shall be as determined by the Board of Directors of the Parent and shall serve until their respective successors are elected and qualified or duly appointed, as the case may be, (iv) all the property, rights, privileges, powers and franchises and duties of Merger Sub and the Company shall vest in the Surviving Corporation, and (v) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 Director of the Company. At the Effective Time, Parent shall cause Charles R. Chitty to be named as member of the Board of Directors of Parent; provided, that if such person is unwilling or unable to serve in such capacity, his replacement, if any, shall be selected by Parent's Board of Directors as constituted at the Effective Time.


                       ARTICLE II CONVERSION OF SECURITIES

            2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the capital stock of Merger Sub:

                  (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Common Stock of the Company, par value .00033 per share ("Company Common Stock"), that are owned by Company or any Subsidiary (as defined in
Section 3.1) of the Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock owned by Parent shall be unaffected by the Merger.

                  (c)   Exchange Ratio for Company Common Stock. Subject to
Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.96


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shares (the "Exchange Ratio") of Common Stock, $.01 par value, of Parent
("Parent Common Stock"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 2.2, without interest.

                  (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

            2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent,
(i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, and
(ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e).

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but not later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided in Section 2.2(e) below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II and payment in lieu of fractional shares which the holder of such Certificate has the right to receive pursuant to Section 2.2(e), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of


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Company Common Stock which is not registered in the transfer records of the
Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other applicable taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.2) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the


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Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Closing Date.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
Section 2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                  (g) No Liability. To the extent permitted by applicable law, neither Parent nor the Company shall be liable to any holder of shares of Parent Common Stock or Company Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                  (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 7.10) of the Company shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 7.10) from such Affiliate.


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
                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

            3.1 Organization of Parent and Merger Sub. Each of Parent and its Subsidiaries (as defined below), including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect (as defined below). Except as set forth in the Parent SEC Reports (as defined in
Section 3.4) filed prior to the date hereof, neither Parent nor any of its Subsidiaries directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to a party's "knowledge" means, with respect to a matter, such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its Subsidiaries reasonably believed to have knowledge of such matter. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the business, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole, and
(ii) any adverse change in the stock price of Parent as quoted on the Nasdaq National Market shall not be


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taken into account in determining whether there has been or would be a "Parent
Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole.

            3.2   Parent Capital Structure.

                  (a) The authorized capital stock of Parent consists of 60,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Parent Preferred Stock"). As of April 30, 1998, (i) 15,516,770 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent. Section 3.2 of the Parent Disclosure Schedule shows the number of shares of Parent Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of April 30, 1998 and the plans under which such options were granted (together with the 1997 Employee Stock Purchase Plan, the "Parent Stock Plans"). No material change in such capitalization has occurred between April 30, 1998 and the date of this Agreement. As of the date of this Agreement, none of the shares of Parent Preferred Stock are issued and outstanding. All shares of Parent Common Stock, subject to issuance as specified above, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Parent's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Parent or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature.

                  (b) Except as set forth in this Section 3.2 or as reserved for future grants of options and issuances of shares of Common Stock under the Parent Stock Plans, there are no equity securities of any class of Parent or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in the Parent SEC Reports filed prior to the date hereof or disclosed in
Section 3.2 of the Parent Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent or any of its Subsidiaries are a party or by which it is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Parent, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Parent.


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
            3.3   Authority; No Conflict; Required Filings and Consents.

                  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and in the case of Parent, the Stock Option Agreement, and to consummate the transactions contemplated by this Agreement and in the case of Parent, the Stock Option Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub and in the case of Parent, the Stock Option Agreement, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (including the approval of the Merger by Parent as the sole stockholder of Merger Sub), subject only to the approval of the Merger by Parent's stockholders. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                  (b) The execution and delivery of this Agreement, and in the case of Parent, the Stock Option Agreement, by Parent and Merger Sub, does not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as amended to date, (ii) result in any violation of, or default under or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries are a party or by which any of them or any of their properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Registration Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended ("Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia,
(iii) the filing of the Joint Proxy Statement (as defined in Section 3.16 below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the National Association of Securities Dealers, Inc., and any clearance thereof by the SEC, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Parent Material Adverse Effect.

            3.4   SEC Filings; Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since December 17, 1997, (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries are required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of April 30, 1998 is referred to herein as the "Parent Balance Sheet."

            3.5 No Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since April 30, 1998 in the ordinary course of business consistent with past practices, Parent and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Parent Material Adverse Effect.

            3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, during the period commencing on the date of the Parent Balance Sheet and ending on the date of this Agreement, the Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any change in the financial condition, results of operations, business or properties of the Parent and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Parent or any of its Subsidiaries having a Parent Material Adverse Effect; (iii) any material change by the Parent in its accounting methods, principles or practices to which Parent has not advised Company promptly thereof; or (iv) any revaluation by the Parent of any of its assets having a Parent Material Adverse Effect.

            3.7   Taxes.

                  (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Parent (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time (and all other Taxes due and payable on or before the Effective Time) have been or will be paid on or before such date. The Parent's consolidated financial statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through April 30, 1998 and Parent has not and will not incur any Tax liability materially in excess of the amount reflected on the Parent Balance Sheet with respect to such periods, other than Taxes incurred in the ordinary course of its business following April 30, 1998, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after April 30, 1998 with respect to all transactions and events occurring on or prior to such date.

                  (b) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.7, the term "Parent" means Parent and any entity included in, or required under GAAP to be included in, any of the Parent consolidated financial statements.

            3.8   Properties.

                  (a) Neither the Parent nor any of its Subsidiaries own any real property.

                  (b) All material real property leases of the Parent and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Parent nor any of its Subsidiaries are in default under any of such leases.

            3.9   Intellectual Property.

                  (a) The Parent and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Parent and its Subsidiaries as currently conducted, or planned to be conducted (the "Parent Intellectual Property Rights").

                  (b) Neither the Parent nor any of its Subsidiaries are, or will as a result of the execution and delivery of this Agreement or the performance of the Parent's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Parent or any of its Subsidiaries are a party and pursuant to which the Parent or any of its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Parent or any of its Subsidiaries, the breach of which would be reasonably likely to have a Parent Material Adverse Effect.

                  (c) All patents, registered trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are valid and subsisting. The Parent (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

            3.10 Agreements, Contracts and Commitments. The Parent has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Parent SEC Reports ("Parent Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect. Each Parent Material Contract that has not expired by its terms is in full force and effect.

            3.11 Litigation. Except as described in the Parent SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Parent or any of its Subsidiaries pending or as to which the Parent or any such Subsidiary has received any written notice of assertion.

            3.12  Environmental Matters

                  (a) Except as disclosed in the Parent SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse
Effect: (i) the Parent and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Parent and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Parent or any of its Subsidiaries; (iv) neither the Parent nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Parent nor any of its Subsidiaries have been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Parent nor any of its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Parent nor any of its Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or are subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Parent pursuant to any Environmental Law.

                  (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
(i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

            3.13  Employee Benefit Plans.

                  (a) With respect to the bonus, stock option, profit sharing, 401(k) and other similar plans and programs ("Parent Employee Plans"), individually and in the aggregate, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which the Parent could be subject to any liability under Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                  (b) With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent.

            3.14 Compliance With Laws. The Parent and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

            3.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Parent nor any of its Affiliates (as defined in Section 7.10) have taken or agreed to take any action which would (i) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

            3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Parent for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") and the Company's stockholders (the "Company Stockholders' Meeting") to consider this Agreement and the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Parent or the Company, at the time of the Parent Stockholders' Meeting and the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company that is contained in any of the foregoing documents.

            3.17 Labor Matters. Neither the Parent nor any of its Subsidiaries are parties to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Parent or any of its Subsidiaries the subject of any material proceeding asserting that the Parent or any of its Subsidiaries have committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Parent, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Parent or any of its Subsidiaries.

            3.18 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage (subject to reasonable deductibles, co-insurance and exclusions) for all normal risks incident to the business of the Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. The steps taken by the Parent to manage the various risks incident to the business and operations of the Parent and its Subsidiaries and their respective properties and assets are at least equivalent to those taken by persons engaged in similar businesses, except for any failures to take such steps that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

            3.19 Opinion of Financial Advisor. The financial advisor of Parent, BancAmerica Robertson Stephens, has delivered to Parent an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Parent Common Stock from a financial point of view.

            3.20 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

            4.1 Organization of the Company. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect (as defined below). Except as set forth in the Company SEC Reports (as defined in Section 4.4) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent (5%) of the outstanding stock of such company. For purposes of this Agreement, the term "Company Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that (a) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect" on or with respect to the Company and its Subsidiaries, taken as a whole, and (b) any adverse change in the stock price of the Company as quoted on the Nasdaq National Market shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect" on or with respect to the Company and its Subsidiaries, taken as a whole.

            4.2   The Company Capital Structure.

                  (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.00033 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Company Preferred Stock"). As of the date hereof, (i) 4,674,216 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and
(ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company. 670,275 shares of Company Common Stock have been reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof under the Company stock option plans (the "Company Stock Plans") listed on Schedule 4.2 of the Company Disclosure Schedule. As of the date of this Agreement, none of the shares of Company Preferred Stock is issued and outstanding. All shares of Company Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

                  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options and issuances of shares of Common Stock under the Company Stock Plans, there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in the Company SEC Reports filed prior to the date hereof, in the Stock Option Agreement or disclosed in Section 4.2 of the Company Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries are a party or by which they are bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of the Company, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of the Company.

            4.3   Authority; No Conflict; Required Filings and Consents.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the GCC. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

                  (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended to date, (ii) result in any violation of, or default under or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries are a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Georgia,
(ii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act and the National Association of Securities Dealers, Inc., and any clearance thereof by the SEC, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

            4.4   SEC Filings; Financial Statements.

                  (a) The Company has filed and made available to Parent all forms, reports and documents required to be filed by the Company with the SEC since December 31, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company dated as of April 30, 1998 is referred to herein as the "Company Balance Sheet."

            4.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since April 30, 1998 in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

            4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, during the period commencing on the date of the Company Balance Sheet and ending on the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any change in the financial condition, results of operations, business or properties of the Company and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries having a Company Material Adverse Effect; (iii) any material change by the Company in its accounting methods, principles or practices to which Parent has not previously consented in writing; (iv) any revaluation by the Company of any of its assets having a Company Material Adverse Effect; or (v) any other action or event that would have required the consent of Parent pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that, in the case of this clause (v), individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

            4.7   Taxes.

                  (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Company (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time (and all other Taxes due and payable on or before the Effective Time) have been or will be paid on or before such date. The Company's consolidated financial statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through April 30, 1998 and Company has not and will not incur any Tax liability materially in excess of the amount reflected on the Company Balance Sheet with respect to such periods, other than Taxes incurred in the ordinary course of its business following April 30, 1998, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after April 30, 1998 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company consolidated financial statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since April 30, 1998 has been incurred by Company other than in the ordinary course of business and adequate provision has been made by Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

                  (b) Company has previously provided or made available, or will provide or make available, to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. No Tax Returns filed with respect to Taxable years of Company through the Taxable year ended January 31, 1994 in the case of the United States have been examined, and such Taxable years are now closed. Company (or any member of any affiliated or combined group of which Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Company) investigation now pending or (to the knowledge of Company) threatened against or with respect to Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Company, materially and adversely affect the liability of Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company. Company is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Company nor any person on behalf of Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Company. None of the assets of Company is property that Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Company has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Company has never been a party to any transaction intended to qualify under Section 355 of the Internal Revenue Code or any corresponding provision of state law. Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Company has not engaged in a trade or business within any foreign country. Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Company's Taxes made during the fiscal years ending, January, 31, 1995, 1996, 1997 and 1998 (if filed) are reflected on the Company Tax Returns for such periods, copies of which have been provided or made available to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4), 162 (other than 162(a)) or 404 of the Code. Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Company nor does Company owe any amount under any such Agreement. Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                  (c) As used in this Section 4.7, the term "Company" means Company and any entity included in, or required under GAAP to be included in, any of the Company consolidated financial statements.

            4.8   Properties.

                  (a) Neither the Company nor any of its Subsidiaries own any real property.

                  (b) All material real property leases of the Company and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases.

            4.9   Intellectual Property.

                  (a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or planned to be conducted (the "Company Intellectual Property Rights").

                  (b) Neither the Company nor any of its Subsidiaries are, or will as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries are a party and pursuant to which the Company or any of its Subsidiaries are authorized to use any third party patents, trademarks or copyrights ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would be reasonably likely to have a Company Material Adverse Effect.

                  (c) All patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

            4.10 Agreements, Contracts and Commitments. The Company has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Company SEC Reports ("Company Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Each Company Material Contract that has not expired by its terms is in full force and effect.

            4.11 Litigation. Except as described in the Company SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries pending or as to which the Company or any such Subsidiary has received any written notice of assertion.

            4.12  Environmental Matters.

                  Except as disclosed in the Company SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:
(i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries have been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or are subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law.

            4.13  Employee Benefit Plans.

                  (a) The Company has listed in Section 4.13 of the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA and all bonus, stock option, restricted stock, stock appreciation right, phantom stock, executive compensation, profit-sharing, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies, perquisites, arrangements (written or otherwise) and all unexpired offer letters, employment agreements, severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which under Section 414 of the Code is aggregated with the Company, or any Subsidiary of the Company (collectively, the "Company Employee Plans").

                  (b) With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500), if any, filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA, (v) the most updated summary plan description for employee benefit plans defined in
Section 3(3) of ERISA, including any summaries of material modifications and
(vi) with respect to each Company Employee Plan that is intended to qualify under section 401(a) of the Code, the most recent determination letter concerning such plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

                  (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under ERISA, the Code or any other applicable law.

                  (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company.

                  (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither the Company nor any of its Subsidiaries are a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the

Company of the nature contemplated by this Agreement, (ii) agreement with any officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (f) Except as provided for in this Agreement, neither the Company nor any of its Subsidiaries are a party to any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

            4.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

            4.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates have taken or agreed to take any action which would (i) prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

            4.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting and the Parent Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent that is contained in any of the foregoing documents.

            4.17 Labor Matters. Neither the Company nor any of its Subsidiaries are parties to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

            4.18 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage (subject to reasonable deductibles, co-insurance and exclusions) for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The steps taken by the Company to manage the various risks incident to the business and operations of the Company and its Subsidiaries and their respective properties and assets are at least equivalent to those taken by persons engaged in similar businesses, except for any failures to take such steps that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

            4.19 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

            4.20 Opinion of Financial Advisor. The financial advisor of the Company, First Albany Corporation, has delivered to the Board of Directors of the Company an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair, as of the date of the Agreement, to the stockholders of the Company from a financial point of view.

            4.21 Insider Trading Policies and Practices. Section 4.21 to the Company Disclosure Schedule sets forth a copy of the Company's insider trading policy as in effect on the date hereof. The Company and, to the knowledge of the Company, each of its directors, officers and employees who are subject to such policy have complied in all material respects with the terms of such policy.

                                    ARTICLE V

                                COMPANY COVENANTS

            5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its Subsidiaries to; (a) provide Parent and Parent's representatives with reasonable access to the Company's and its Subsidiaries' representatives, personnel, assets and facilities and to all books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries and (b) provide Parent and Parent's representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries as Parent may reasonably request.

            5.2 Operation of the Company's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or the Disclosure Schedules or that Parent shall otherwise consent in writing), to carry on its and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its and its Subsidiaries' other obligations when due, and, to the extent consistent with such business, use all reasonable efforts (and in any event efforts no less favorable than those consistent with past practices and policies) to preserve intact its and its Subsidiaries' present business organizations, to use its reasonable best efforts to keep available the services of its present officers and key employees and to use its reasonable best efforts to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its Subsidiaries to the end that its and its Subsidiaries' goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence whether or not incurred in the ordinary course of business. Except as expressly contemplated by this Agreement, the Company hereafter shall not (and shall not permit any of its Subsidiaries to), without the written consent of Parent:

                  (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any of the Company's or any of its Subsidiaries' employee stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

                  (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

                  (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase less than an aggregate of 150,000 shares of Company Common Stock consistent with past practices to new employees who are not executives of the Company and provided, further that up to 25,000 of such 150,000 shares may be issued to existing employees of the Company without consent in accordance with the provisions of this Section 5.2, (ii) the issuance of shares of Company Common Stock, pursuant to the exercise of options outstanding prior to the date of this Agreement, or (iii) the issuance of shares of Company Common Stock, pursuant to the Stock Option Agreement;

                  (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

                  (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for software licenses in the ordinary course of business;

                  (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees or officers in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except in the ordinary course of business with respect to employees who are not officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

                  (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof;

                  (i) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement or the transactions contemplated herein) (Parent shall not unreasonably withhold its consent to any such initiation, compromise or settlement);

                  (j) Except in the ordinary course of business, modify, amend or terminate any Company Material Contract or waive, release or assign any material rights;

                  (k) Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or change in any material respect its accounting methods, principles or practices, except insofar as may be required by an applicable change in GAAP; or

                  (l) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (k) above.

            In addition, the Company shall notify Parent promptly following the execution by the Company or any of its Subsidiaries of any agreement providing for the receipt of amounts in excess of $500,000 or payment of amounts in excess of $50,000.

            5.3   Irrevocable Proxies. Each of the parties listed on Schedule
5.3 has delivered an executed form of Voting and Proxy Agreement in favor of Parent in the form attached hereto as Exhibit B-1 (each, a "Proxy").

            5.4 Reseller Agreement. Company and Parent shall execute a Reseller Agreement (the "Reseller Agreement") with respect to the Company's products which is mutually acceptable to the parties, on or before July 13, 1998.

            5.5 Employment Agreement. Parent and Charles R. Chitty have executed an employment agreement which is mutually acceptable to the parties, on or before July 13, 1998.


                                   ARTICLE VI

                         PARENT AND MERGER SUB COVENANTS

            6.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, the Parent shall, and shall cause its Subsidiaries to; (a) provide Company and Company's representatives with reasonable access to the Parent and its Subsidiaries' representatives, personnel, assets and facilities and to all books, records, Tax Returns, work papers and other documents and information relating to the Parent and its Subsidiaries and (b) provide Company and Company's representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Parent and its Subsidiaries as Company may reasonably request.

            6.2 Operation of the Parent's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Parent agrees to promptly notify Company of any material event or occurrence whether or not incurred in the ordinary course of business.

                                   ARTICLE VII

                             ADDITIONAL AGREEMENTS

            7.1 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the Company and Parent shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

            7.2   No Solicitation.

                  (a) The Company shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative, Subsidiary or agent of such party (i) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, or its Board of Directors, to the extent such Board of Directors determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that such Board of Directors' fiduciary duties under applicable law require it to do so, from
(A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal by such person or entity to the stockholders of the Company, if and only to the extent that (1) the Board of Directors of the Company believes in its good faith reasonable judgment (based upon and consistent with advice received in consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Parent and the Company as a combined company, would, if consummated, result in a transaction more favorable over the long term from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with, and based upon and consistent with advice received from, outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Non-Disclosure Agreement dated June 17, 1998 between Parent and the Company (the "Confidentiality Agreement"), such non-public information has been previously delivered to the Board of Directors of Parent and the Company advises the Parent hereto in writing of such disclosure or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur; or
(B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

                  (b) The Company shall notify Parent immediately after receipt by the Company (or their advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any of its Subsidiaries by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

            7.3   Proxy Statement/Prospectus; Registration Statement.

                  (a) As promptly as practical after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Parent may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Joint Proxy Statement, and any amendment or supplement thereto, shall include the recommendation of the Board of Directors of Parent and the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors believes in its good faith reasonable judgment, based upon and consistent with advice received in consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

                  (b) The Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

            7.4 Nasdaq Quotation. Each of the Company and Parent agrees to continue the quotation of Company Common Stock and Parent Common Stock on the Nasdaq National Market during the term of this Agreement so that appraisal rights will not be available to stockholders of Parent or the Company.

            7.5   Stockholders' Meetings.

                  (a) Parent and the Company shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in each case, upon this Agreement and the Merger. Subject to Sections 7.2 and 7.3, Parent and the Company will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof and shall not postpone or adjourn (other than for the absence of a quorum) their respective stockholders' meetings without the consent of the other party. Subject to Sections 7.2 and 7.3, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

                  (b) Parent may also submit additional proposals to its stockholders at the Parent Stockholders' Meeting, separate from the proposals referred to in Section 7.5(a). The approval by Parent's stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

            7.6   Legal Conditions to Merger.

                  (a) Subject to Sections 7.2 and 7.3, Parent and the Company shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any applicable law. Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Parent and the Company shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                  (b) The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under any Federal, state or foreign law, regulation, rule, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to any Antitrust laws, Parent and the Company shall use their best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business, product line or assets or otherwise take action that could reasonably be expected to have a Parent Material Adverse Effect, a Company Material Adverse Effect or an effect to Parent combined with the Surviving Corporation after the Effective Time comparable to either a Parent Material Adverse Effect or a Company Material Adverse Effect. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  (c) Each of Parent and Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time.

            7.7 Public Disclosure. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

            7.8 Tax-Free Reorganization. The Company and Parent shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

            7.9 Pooling Accounting. From and after the date hereof and until the Effective Time, Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Parent and the Company shall use its best efforts to cause its respective Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

            7.10 Affiliate Agreements. Upon the execution of this Agreement, the Company and Parent will provide each other with a list of those persons who are, in the

Company's or Parent's respective reasonable judgment, "affiliates" of the Company or Parent, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of the Company or Parent within the meaning of Rule 145 is referred to as an "Affiliate"). The Company and Parent shall provide each other with such information and documents as Parent or the Company shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Parent and the Company shall each use its best efforts to deliver or cause to be delivered to each within thirty days of the date hereof (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form attached hereto as Exhibit C-1, in the case of Affiliates of the Company, and in the form attached hereto as Exhibit C-2, in the case of Affiliates of Parent (each, an "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Parent).

            7.11 Nasdaq Quotation. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

            7.12  Stock Plans.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants made pursuant to Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.12 after giving effect to the Merger).

                  (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time under each Company Stock

Plan, shall be obligations of Parent following the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 7.12. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Parent Common Stock in accordance with this Section 7.12, and that no consent of the holders of the Company Stock Options is required in connection with such conversion.

            7.13 Brokers or Finders. Each of the Company and Parent represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except BancAmerica Robertson Stephens, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, and First Albany Corporation, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (a copy of which have been delivered by the Company to Parent prior to the date of this Agreement). Each of the Company and Parent agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

            7.14 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent and the Company a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

            7.15 Letter of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company and Parent a letter of Price Waterhouse LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

            7.16 Schedules. From time to time prior to the Closing Date, each of Parent and the Company will promptly supplement or amend the Parent or the Company Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent or the Company Disclosure Schedules, as the case may be, or that is necessary to correct any information in the Parent or the Company Disclosure Schedules, as the case may be, or in any representation and warranty of each of Parent and the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Article VIII, the Parent or the Company Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto unless such changes reflect actions taken in compliance with the provisions of Articles V, VI and VIII hereof.

            7.17  Indemnification.

                  (a) From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under GCC and its certificate of incorporation, bylaws or resolutions of the Board of Directors of the Company in effect on the date hereof to indemnify such Indemnified Party (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

                  (b) The provisions of this Section 7.17 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw, resolution of the Board of Directors of the Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.


                                  ARTICLE VIII

                              CONDITIONS TO MERGER

            8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the "Required Company Stockholder Approval") and Parent Common Stock (the "Required Parent Stockholder Approval.")

                  (b) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect shall have been filed, been obtained or occurred.

                  (c) Registration Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened by the SEC.

                  (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or otherwise limiting or restricting Parent's conduct or operation of the business of the Company and its Subsidiaries following the Merger in a manner that could reasonably be expected to have an affect on Parent combined with the Surviving Corporation after the Effective Time comparable to either a Parent Material Adverse Effect or a Company Material Adverse Effect.

                  (e) Pooling Letters. Parent shall have received a letter from Ernst & Young LLP and a letter from Price Waterhouse LLP, each addressed to Parent, each regarding such firm's concurrence with management's conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, if closed and consummated in accordance with this Agreement, it being agreed that the Company and Parent shall each provide reasonable cooperation to Ernst & Young LLP and Price Waterhouse LLP, to enable them to issue such letters.

                  (f) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

            8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (c) Affiliates Agreement. Each Affiliate of Parent shall have entered into an Affiliate Agreement with Parent in accordance with Section
7.10 of this Agreement.

                  (d) Legal Opinion. The Company shall have received a legal opinion from Parent's legal counsel, in substantially the form attached hereto as Exhibit D with such assumptions, qualifications and exceptions as are customary.

                  (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Parent and its Subsidiaries, taken as a whole.

                  (f) Tax Opinion. The Company shall have received a written opinion from Miller & Martin LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn.

                  (g) Employment Agreement. The employment agreement referenced in Section 5.5 of this Agreement shall have been executed and delivered by Parent.

            8.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (b) Performance of Obligations of The Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) Affiliates Agreements. Each Affiliate of the Company and Parent shall have entered into an Affiliate Agreement with the Company and Parent in accordance with Section 7.10 of this Agreement.

                  (d) Legal Opinion. The Parent shall have received a legal opinion from Company's legal counsel substantially in the form attached hereto as Exhibit E with such assumptions, qualifications and exceptions as are customary.

                  (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

                  (f) Tax Opinion. Parent shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn.

                  (g) Proxies. Each party identified in Schedule 5.3 hereto shall have delivered an executed Proxy in favor of Parent in accordance with
Section 5.3 of this Agreement.

                  (h) FIRPTA. Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

                  (i) Employment Agreement. The employment agreement referenced in Section 5.5 of this Agreement shall have been executed and delivered by Charles R. Chitty.

                  (j) Reseller Agreement. The parties shall have executed the Reseller Agreement on or before July 13, 1998.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

            9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company:

                  (a)   by mutual written consent of the Company and Parent; or

                  (b) by either the Company or Parent if the Merger shall not have been consummated by November 30, 1998 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (c) by either the Company or Parent if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (d) by either Parent or Company, if at the Company Stockholders' Meeting or the Parent Stockholders' Meeting (including any adjournment or postponement) the final vote of the Stockholders shall have been taken and, in respect of Company, the Required Company Stockholder Approval shall not have been obtained or, in respect of Parent, the Required Parent Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to (i) Parent where the failure to obtain Parent Stockholder Approval shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes a material breach by Parent of this Agreement, or (ii) the Company where the failure to obtain Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement. A material breach by a party of Sections 7.3 or 7.5 hereof will constitute a material breach hereunder; or

                  (e) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer; or (iv) for any other reason the Company fails to call and hold the Company Stockholders' Meeting by the Outside Date (provided that Parent's right to terminate this Agreement under such clause (iv) shall not be available if at such time the Company would be entitled to terminate this Agreement under Sections 9.1(f) or (g); or


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
                  (f) by the Company, if (i) the Board of Directors of the Parent shall have withdrawn or modified its recommendation of this Agreement or the Merger, or (ii) for any other reason the Parent fails to call and hold the Parent Stockholders' Meeting by the Outside Date (provided that Company's right to terminate this Agreement under such clause (ii) shall not be available if at such time the Parent would be entitled to terminate this Agreement under Section 9.1(e) or (g)).

                  (g) by the Company or Parent, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.2(a) or (b) (in the case of termination by the Company) or 8.3(a) or (b) (in the case of termination by Parent) not to be satisfied, and
(ii) shall not have been cured within 20 business days (or prior to the Outside Date, if earlier) following receipt by the breaching party of written notice of such breach from the other party.

            9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, however that, (a) except as set forth in (b) below, no such termination shall limit liability for any willful breach of this Agreement,
(b) the sole remedy for any termination of this Agreement pursuant to Section 9.1(e) or (f) shall be the fee payment provided in Section 9.3(b) or 9.3(c), as the case may be and (c) the provisions of Sections 9.3 and 9.4 of this Agreement, the Stock Option Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  9.3   Fees and Expenses.

                  (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

                  (b) The Company shall pay Parent a termination fee of $2,240,000 in immediately available funds within five business days after the termination of this Agreement by Parent pursuant to Section 9.1(e).

                  (c) The Parent shall pay the Company a termination fee in an amount equal to the Company's out-of-pocket costs (including reasonable attorney and accountant fees) incurred in connection with the transactions contemplated by this Agreement (but in no event in excess of $450,000) in immediately available funds within five business days after the termination of this Agreement by Company pursuant to Section 9.1(f).

                  (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Parent or its respective affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Company Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value (as determined by the Board of Directors of the Company or Parent, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            9.4 Non-Solicitation of Employees. For a period of two years from the date of this Agreement, Parent and Company will, and each will cause its Subsidiaries not to, directly or indirectly, solicit or employ in any capacity any employee of the other party or of its Subsidiaries or any person who had been an employee of the other within three months of such solicitation or employment.

            9.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.6 Extension; Waiver. At any time prior to the Effective Time, including after approvals of the stockholders of the Company or Parent, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                             ARTICLE X MISCELLANEOUS

            10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 2.1, 2.2, 7.14,
Article X, and the agreements of the Affiliates delivered pursuant to Section
7.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

            10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        if to the Company, to:

                        IQ Software Corporation
                        3295 River Exchange Drive
                        Suite 550
                        Norcross, GA 30092
                        Attn:  Chief Executive Officer
                        Telecopy:  (770) 448-4088


                        with a copy to:

                        Miller & Martin LLP
                        100 Galleria Parkway, N.W. Suite 1200
                        Atlanta, GA  30339
                        Attn:  Ugo F. Ippolito, Esq.
                        Telecopy: (770) 850-6550

                  (a)   if to Parent or Merger Sub, to

                        Information Advantage, Inc.
                        7905 Golden Triangle Drive
                        Eden Prairie, MN 55344-7227
                        Telecopy: (612) 833-3701

                        Attn:  Chief Executive Officer

                        with a copy to:

                        Gunderson Dettmer Stough Villeneuve Franklin &
                          Hachigian,  LLP
                        155 Constitution Drive
                        Menlo Park, CA 94025
                        Attn:  Jay K. Hachigian, Esq.
                        Telecopy:  (650) 321-2800

            10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 29, 1998.

            10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.12 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor the Company makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

            10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

            10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


                  [Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF, the Company, Merger Sub and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INFORMATION ADVANTAGE, INC.

/s/Larry J. Ford
---------------------------------
By:  Larry J. Ford
Its: President and Chief Executive Officer



IAC MERGER CORP.

/s/Larry J. Ford
---------------------------------
By:  Larry J. Ford
Its: President and Chief Executive Officer



IQ SOFTWARE CORPORATION

/s/Charles R. Chitty
---------------------------------
By:  Charles R. Chitty
Its: Chairman, President and Chief Executive Officer